Exhibit 10.2

TRW AUTOMOTIVE HOLDINGS CORP.

EXECUTIVE OFFICER
LONG-TERM CASH INCENTIVE AWARD AGREEMENT

THIS AGREEMENT is made effective as of                               , 20         (the “Grant Date”), between TRW Automotive Holdings Corp. (the “Company”) and                              (the “Participant”).

R E C I T A L S:

WHEREAS, the Committee has determined that the Participant be granted the Cash Award provided for herein pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Definitions.  Whenever the following terms are used in this Agreement, they shall have the meanings set forth below.

(a)                                 “409A Change of Control” means a Change of Control that constitutes a change in ownership or effective control within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(b)                                 “Act” means the Securities Exchange Act of 1934, as amended, or any successor statute thereto and the rules and regulations promulgated thereunder.

(c)                                  “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person or any other Person designated by the Committee in which any Person has an interest.

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Cash Award” means the long-term cash incentive award granted pursuant to Section 2 of this Agreement, representing a contingent right to receive cash payments subject to the vesting and payment terms set forth herein.

(f)                                   “Cause” means “Cause” as defined in the Employment Agreement.

(g)                                  “Change of Control” means,

(i)                                     the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than the Permitted Holders,

(ii)                                  any Person or Group, other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 30% of the total voting power of the voting stock of the Company (or any entity which controls the Company) within a 12 month period, including by way of merger, consolidation, tender or exchange offer, or otherwise,

(iii)                               a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 70% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the Person or Persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, or

(iv)                              during any 12-month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and the regulations and guidance promulgated thereunder.

(i)                                     “Committee” means the Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of this Agreement.

(j)                                    “Disability” means, “disability” as defined in the Employment Agreement or, if not defined therein, “disability” of the Participant shall have the meaning ascribed to such term in the Company’s long-term disability plan or policy, as in effect from time to time.

(k)                                 “Employment Agreement” means the written employment agreement between the Company or any of its Subsidiaries and the Participant (as the same may be amended, modified or supplemented in accordance with the terms thereof).

(l)                                     “Good Reason” means “Good Reason” as defined in the Employment Agreement.

(m)                             “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Act.

(n)                                 “Permitted Holders” means any and all of an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

(o)                                 “Person” means any individual, company, government or political subdivision, agency or instrumentality of a government, as the term “person” is used for purposes of Section 13(d) or 14(d) of the Act.

(p)                                 “Retirement” means the termination of the Participant’s employment with the Company and its Subsidiaries (i) at age 60 or older with 10 years of service, or (ii) at age 65 or older, in either case provided that the Participant’s employment with the Company and its Subsidiaries continues for at least six months after the Grant Date.

(q)                                 “Service Recipient” means the Company or any Affiliate of the Company that satisfies the definition of “service recipient” within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a “service provider” within the meaning of such Treasury Regulation Section 1.409A-1 (or any successor regulation).

(r)                                    “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code.

2.                                      Grant of Cash Award.  The Company hereby grants to the Participant a Cash Award in the amount of $                    , subject to the terms and conditions of this Agreement.

3.                                      Vesting and Payment of the Cash Award.

(a)                                 In General.  Subject to Sections 3(b), 3(c) and 3(d), the Cash Award shall vest in three installments commencing on the first anniversary of the Grant Date and continuing on each of the second and third anniversaries of the Grant Date.  Each installment shall be equal to one-third of the Cash Award amount specified in Section 2.  Once vested, the amount of the vested installment shall be payable to the Participant by the Company as soon as administratively practicable but not later than 30 days after the applicable vesting date.

(b)                                 Termination of Employment.  If the Participant ceases to be employed by the Company or one of the Company’s Subsidiaries for any reason, any unvested installment(s) of the Cash Award shall be immediately and automatically canceled by the Company without any payment or other consideration and without notice or any other action by the Company; provided, however, that (i) if the Participant’s employment is terminated due to death or Disability or by the Company or one of the Company’s Subsidiaries without Cause or by the Participant for Good Reason, the Cash Award installment that is scheduled to vest on the next anniversary of the Grant Date following such termination pursuant to Section 3(a) shall vest and become payable as if the Participant remained employed through such date, but no further Cash Award installment shall vest or become payable on any anniversary of the Grant Date thereafter, or (ii) upon Retirement by the Participant, the Cash Award installments shall continue to vest and become payable according to the schedule set forth in Section 3(a), subject to any required distribution as may be required under Section 7 of this Agreement.

(c)                                  409A Change of Control.  Notwithstanding the foregoing, if from the date of a 409A Change of Control until the second anniversary of the 409A Change of Control the Participant’s employment is terminated (i) due to death or Disability, or by the Company or one of the Company’s Subsidiaries without Cause or by the Participant for Good Reason, or (ii) upon Retirement by the Participant, then a portion of the Cash Award, to the extent not previously vested, canceled or forfeited in accordance with this Section 3, equal to:

(i)                       the installment that would be distributable under Section 3(b)(i) in the case of a termination due to death or Disability,

(ii)                    the aggregate amount of the Cash Award granted to the Participant under this Agreement in the case of a termination without Cause or for Good Reason, or

(iii)                 the installments that would be distributable under Section 3(b)(ii) in the case of Retirement,

shall immediately vest and become payable as soon as administratively practicable but not later than 30 days after the vesting date, in full satisfaction of the Participant’s rights under this Agreement and subject to any required delay in distribution as may be required under Section 7 of this Agreement.

(d)                                 Cancellation of Cash Award.  Upon the payment of any installment of the Cash Award in accordance with this Section 3, a portion of the Cash Award equal to the amount of the installment paid to the Participant shall be canceled.

4.                                      No Right to Continued Employment.  This Agreement shall not be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any of its Subsidiaries.  Further, the Company or its Subsidiary may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under this Agreement, except as otherwise expressly provided herein.

5.                                      Transferability.  Unless otherwise determined by the Committee, a Cash Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

6.                                      Withholding.  The Company or its Affiliate shall have the right to withhold from any payment due or transfer made with respect to the Cash Award or any other compensatory amounts due to the Participant, any applicable withholding taxes in respect of the

Cash Award and/or any installment thereof and to take such action as may be necessary at the option of the Company to satisfy all obligations for the payment of such taxes.

7.                                      Section 409A of the Code.  Notwithstanding other provisions of this Agreement, this Cash Award shall not be granted, deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant.  In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of the Cash Award granted under this Agreement may not be made at the time contemplated by the terms of this Agreement without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.  References under this Agreement to the Participant’s termination of employment shall be deemed to refer to the date upon which the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, (a) if at the time of the Participant’s separation from service with any Service Recipient the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation from service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s separation from service with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment and (b) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred, if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the minimum extent necessary, in a manner, reasonably determined by the Committee, that does not cause such an accelerated or additional tax or result in an additional cost to the Company (without any reduction in such payments or benefits ultimately paid or provided to the Participant).

The Company shall use commercially reasonable efforts to implement the provisions of this Section 7 in good faith; provided that neither the Company, the Board, the Committee nor any of the Company’s employees, directors or representatives shall have any liability to Participants with respect to this Section 7.

8.                                      Notices.  Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other.  Any such notice shall be deemed effective upon delivery to the addressee.

9.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

10.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any counterpart or other signature hereupon delivered by facsimile or electronic image scan shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

11.                               Electronic Delivery.    The Company may, in its sole discretion, decide to deliver any documents related to the Cash Award granted under this Agreement or future awards that may be granted by the Company by electronic means or to request the Participant consent to this Agreement by electronic means. The Participant hereby consents to receive award documents by electronic delivery and, if requested, to agree to the terms of this Agreement through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

TRW AUTOMOTIVE HOLDINGS CORP.

By:
Name:
Its:

Participant